UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 2, 2007 (July 27, 2007)

WABCO HOLDINGS INC.

(Exact name of registrant as specified in its charter)

Delaware	1-33332	20-8481962
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation)		Identification No.)

One Centennial Avenue, P.O. Box 6820, Piscataway, NJ	08855-6820
(Address of principal executive offices)	(zip code)

Registrant’s telephone number, including area code: 32-2-663-9-800

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 1.01	Entry into Material Definitive Agreements.

On July 27, 2007, WABCO Holdings Inc. (the “Company”) entered into indemnification agreements (the “Agreements”) with each member of its Board of Directors and each of the following executive officers (each an “Indemnitee”):

•	Jean-Christophe Figueroa, Vice President, Vehicle Dynamics and Controls

•	Malcolm Gilbert, Treasurer and Secretary

•	Ulrich Michel, Chief Financial Officer

•	Kevin Tarrant, Senior Vice President – Human Resources

•	Nikhil M. Varty, Vice President, Compression and Braking

•	Todd Weinblatt, Controller

•	Dr. Christian Wiehen, Vice President, Product Development

The Agreements supplement the existing indemnification provisions currently contained in the Company’s Amended and Restated Articles of Incorporation and Amended and Restated By-Laws. Along with the Company’s Amended and Restated Articles of Incorporation and Amended and Restated By-Laws, the Agreements generally provide that the Company will, in certain circumstances, indemnify the applicable Indemnitee to the fullest extent permitted by applicable law, providing for the payment of expenses (including attorneys’ fees), losses, liabilities, judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges in connection therewith) incurred by such Indemnitee or on such Indemnitee’s behalf in connection with any proceeding in any way connected with, resulting from or relating to such Indemnitee’s service as an officer or director of the Company, as applicable. Each Indemnification Agreement also provides for the advancement of expenses to an Indemnitee in connection with a threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including an appeal from any such proceeding).

The description of the Agreements and the terms of the Agreements set forth under this Item 1.01 are qualified in its entirety by reference to a form of the Agreement, which was filed as Exhibit 10.6 to the Company’s Registration Statement on Form 10, as amended, filed with the Securities and Exchange Commission on July 5, 2007.

Item 4.01	Change in Registrant’s Certifying Accountant.

Effective July 27, 2007, the Audit Committee of the Board of Directors of the Company approved the engagement of Ernst & Young Bedrijfsrevisoren BCVBA/ Reviseurs d’Entreprises SCCRL (“E&Y Belgium”) as the Company’s independent registered public accounting firm for the fiscal year ended December 31, 2007, thereby replacing and dismissing Ernst & Young LLP of New York, New York (“E&Y US”). This change was made in accordance with the rules and regulations of the Securities and Exchange Commission because the Company’s key decision makers, financial management and consolidated financial accounting and reporting functions are now primarily based in the Company’s corporate headquarters in Brussels, Belgium following its spin-off from American Standard Companies Inc.

The report of E&Y US on the combined consolidated financial statements of the Company as of December 31, 2006 and 2005, and the related combined consolidated statements of income, owners’ net investment and comprehensive income, and cash flows for each of the three years in the period ended December 31, 2006, contained no adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope, or accounting principles.

During the years ended December 31, 2005 and 2006, and in the subsequent interim period through March 31, 2007, there were no: (i) disagreements between the Company and E&Y US on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of E&Y US, would have caused E&Y US to make reference to the subject matter of the disagreement in their report on the financial statements for such years; and (ii) “reportable events” as that term is defined in Item 304(a)(1)(v) of Regulation S-K.

During the Company’s fiscal year ended December 31, 2006, the three month period ended March 31, 2007, each of the two years in the period ended December 31, 2006 and through the subsequent interim periods, the Company did not consult with E&Y Belgium regarding matters or events set forth in Item 304(a)(2)(i) or (ii) of Regulation S-K.

The Company has provided E&Y US with a copy of the disclosures in this Form 8-K and has requested that E&Y US furnish it with a letter addressed to the Securities and Exchange Commission stating whether E&Y US agrees with the Company’s statements in this Item 4.01. A copy of E&Y US’s letter, dated August 2, 2007, in response to that request is filed as Exhibit 16.1 to this Form 8-K.

Item 8.01	Other Events.

On August 1, 2007, the Company announced that on July 27, 2007, its Board of Directors had declared a quarterly dividend of 7 cents per share of common stock which is payable on September 20, 2007, to shareholders of record on September 4, 2007.

The Company also announced on August 1, 2007 that its Board of Directors had authorized the Company to undertake a $500 million repurchase program of the Company’s common stock through 2009. The Company plans to purchase shares at prevailing market prices either in the open market or through privately negotiated transactions. Timing of repurchases will vary depending on market conditions and other factors.

The Press Release, dated August 1, 2007, which describes the declared dividend and repurchase program is attached as Exhibit 99.1 to this Form 8-K and is incorporated by reference into this item.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

The following exhibits are filed or furnished as part of this report to the extent described in Items 4.01 and 8.01.

Exhibit No.	Description of Document

16.1	Letter from Ernst & Young LLP dated August 2, 2007

99.1	Press Release dated August 1, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 2, 2007	WABCO HOLDINGS INC.

	By:	/s/ Ulrich Michel
Name: Ulrich Michel
Title: Chief Financial Officer